EXHIBIT 10.2

                        AGREEMENT FOR THE ALLOCATION OF
                 THE CONSOLIDATED FEDERAL INCOME TAX LIABILITY
                           AND STATE AND LOCAL TAXES
                            AMONG THE MEMBERS OF THE
                        SANTA FE ENERGY RESOURCES, INC.
                                AFFILIATED GROUP

                 This AGREEMENT, dated as of November 19, 1996, is by and between Santa Fe Energy Resources, Inc., a Delaware corporation ("SFER") and the members of SFER's consolidated group identified below.

                                R E C I T A L S

                 WHEREAS, Santa Fe Energy Resources, Inc. ("SFER") and its respective subsidiaries constitute an affiliated group for federal income tax purposes (the "SFER Group");

                 WHEREAS, the SFER Group has filed a consolidated federal income tax return for the taxable years ending December 31, 1990, 1991, 1992, 1993, 1994 and 1995, and intends to file a consolidated federal income tax return for subsequent years; and

                 WHEREAS, it is the desire of the parties hereto that the federal income tax liability of the SFER Group be allocated for all purposes as herein provided,

                 WHEREAS, Monterey Resources, Inc. ("Monterey") and those subsidiaries of Monterey which are signatory hereto ("Monterey Subsidiaries") are members of a group of corporations of which SFER is the common parent and which file certain consolidated, combined or unitary state or local tax returns; and

                 WHEREAS, the parties desire to set forth their agreement with regard to the sharing of the burden of taxes due with respect to such returns effective immediately as to estimated taxes and tax returns filed for periods including the date hereof;

                 NOW, THEREFORE, in consideration of the premises and the mutual undertakings and covenants herein contained, the parties hereto agree as follows:
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                            Article 1 - Definitions

                 For purposes of this Agreement:

                 1.1 "Affiliated group" means an affiliated group as defined in section 1504(a) of the Code.

                 1.2 "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any law which may be a successor thereto. A reference to any section of the Code means such section as in effect from time to time and any comparable provision of the Code or any successor law.

                 1.3 "Consolidated return year" means a taxable year to which this Agreement applies and for which a consolidated federal income tax return is filed or required to be filed by the SFER Group.

                 1.4 "Consolidated tax liability" means, with respect to any consolidated return year, the consolidated federal income tax (including alternative minimum tax and environmental tax) liability of the SFER Group.

                 1.5 "Member" means, with respect to any consolidated return year, an includible corporation (as defined in section 1504(b) of the Code) in the SFER Group.

                 1.6 "Monterey Company" means Monterey and the Monterey Subsidiaries.

                 1.7 "Parent" means any Member that directly owns stock that possesses more than 50 percent of the total voting power of the stock of another Member. If any Member other than SFER has no Parent as defined in the previous sentence (e.g., if all of the stock of such Member is owned in equal shares by two other Members), the Chief Financial Officer of SFER shall designate a Parent for such Member.

                 1.8 "Regulation" or "Treas. Reg." means a regulation in effect from time to time under the Code. A reference to any section of the Regulations means such section as in effect from time to time and any comparable regulation under the Code or any successor law.

                 1.9 "Separate return tax liability" means the tax liability described in Article 2.1.

                 1.10 "Separate Returns" shall mean each return of Separate Taxes of an Monterey Company to the appropriate jurisdiction.

                 1.11 "Separate Taxes" means state and local taxes imposed on any Monterey Company other than SFER Combined Taxes.

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                 1.12     "Subgroup" means a Parent (other than SFER), its
Subsidiaries, and all corporations as to which its relationship is that of Parent as set forth in Article 1.7.

                 1.13 "Subsidiary" means, with respect to any Parent, a Member, the majority of whose voting stock is owned directly by such Parent or for which such Parent has been designated the Parent by the Chief Financial Officer of SFER.

                 1.14 "SFER Combined Return" shall mean each consolidated, combined or unitary return of SFER Combined Taxes to the appropriate jurisdiction.

                 1.15 "SFER Combined Taxes" means state or local taxes for which liability is computed on a consolidated, combined or unitary basis among one or more of the SFER Companies and one or more of the Monterey Companies.

                 1.16 "SFER Company" means SFER and each of its direct or indirect subsidiaries other than a Monterey Company.

                   Article 2 - Separate Return Tax Liability

                 2.1 For each consolidated return year, each Member shall compute its separate return tax liability for the portion of the year in which it is a Member. "Separate return tax liability" means, with respect to any consolidated return year, the federal income tax liability (including alternative minimum tax and environmental tax) which (1) in the case of a Member that is not a Parent, is computed as if the Member had filed a separate federal income tax return and (2) in the case of a Parent, is computed as if the Parent had filed a consolidated federal income return with the Members of its Subgroup. In computing separate return tax liability, each Member or Parent, as the case may be, shall follow the tax elections and other tax positions adopted or prescribed by SFER and shall take into account the adjustments and modifications set forth in Article 2.2.

                 2.2 In computing separate return tax liability, each Member shall take into account the following adjustments and modifications:

                 (a) Dividends from any Member of the SFER Group shall be eliminated;

                 (b) Gains or losses on intercompany transactions and intercompany distributions between any Members of the SFER Group shall be deferred and recognized pursuant to Treas. Reg. Sections 1.1502-13 and Code section 267 and the regulations thereunder regardless of whether both Members involved are included in the hypothetical separate return of the Member or Parent;

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                 (c)      All carryforwards of tax credits, net operating
                          losses, capital losses, charitable contributions and other similar items shall be determined under Article 3;

                 (d) No carrybacks of credits, deductions, losses or similar items shall be taken into account;

                 (e) Any credits, deductions or other items of any Member that are limited or otherwise adjusted when its Parent takes such items into account in computing its separate return liability shall be adjusted as provided in Article 4;

                 (f) All ordinary income shall be subject to tax at the highest effective tax rate applicable to taxable ordinary income of corporations and all capital gains shall be subject to tax at the highest effective tax rate applicable to capital gains of corporations;

                 (g) Any exemption or similar item that must be prorated or apportioned among the component Members of a controlled group of corporations (e.g., the $40,000 exemption in section 55(d)(2) of the Code, the $25,000 limitation in section 38(c)(1)(B) of the Code, and the $2,000,000 amount in section 59A(a)(2)) shall not be taken into account; and

                 (h) Other adjustments specified by the senior tax officer of SFER ("Tax Officer") which, in its reasonable judgement, will result in each member incurring a fair and reasonable share of the SFER Group's consolidated federal income tax liability.

                 2.3 Each Member (other than SFER) shall pay its separate return tax liability to its Parent on or before the due date (without extensions) of the SFER consolidated federal income tax return for the appropriate consolidated return year. Such payment shall be reduced by the estimated tax payments made by such Member pursuant to Article 5. For administrative or other reasons, a Parent may direct or allow such payment to be made after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by that date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the SFER consolidated federal income tax return for the appropriate consolidated return year is filed.

                           Article 3 - Carryforwards

                 3.1 The adjustment to separate return tax liability specified in Article 2.2(c) shall be determined as provided in this Article.

                 3.2 In computing separate return tax liability for the first consolidated return year to which this Agreement applies to a Member, such Member shall have available as a carryforward

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only the following items:  carryforwards of credits, deductions and other similar items that would be available to the Member if the Member were not a Member of the SFER Group; but only to the extent that the Member previously has not been compensated or has not received benefit for such item. Any such available carryforward shall be utilized in the order and according to the priorities designated in the Code and regulations. For subsequent consolidated return years, a Member's available carryforwards shall be increased by carryforwards generated in consolidated return years and shall be reduced by carryforwards used by the Member in previous consolidated return years and carryforwards that have expired according to the restrictions and limitations of the Code.

                 3.3 In computing separate return tax liability, a Parent may take into account, to the extent allowable under the Code and regulations, only carryforwards available to itself under the principles of Article 3.2, carryforwards described in Article 3.2 that are available to the Members of its Subgroup and carryforwards generated by Members of its Subgroup during consolidated return years to which this Agreement applies. Nothing in this provision shall be construed as allowing a Parent to take into account any item more than once.

                 3.4 If a Member uses an available carryforward in computing its separate return tax liability, but the item has not yet been used in the current year by its Parent in computing the Parent's separate return tax liability or as a carryback by its Parent pursuant to Article 6, either as a result of limitations specified in the Code or regulations or as a result of a limitation placed on such Parent by its Parent pursuant to Article 4, the Member's separate return tax liability shall be increased by the difference between the tax liability computed with and without the limited carryforward. The limited carryforward shall no longer be available as a carryforward to the Member, but it shall be available to the Member's Parent as a carryforward to subsequent years. Upon the use of such carryforward by the Member's Parent in a subsequent year, the Member's separate return tax liability shall also be reduced by the separate return tax savings realized by the Parent as a result of the use of the carryforward. If such reduction in the Member's separate return tax liability exceeds the Member's separate return tax liability before the reduction, the difference shall be paid by the Parent to the Member at the time specified in Article 2.3.

                 3.5 If a carryforward expires prior to its use by a Member or by the Member's Parent in computing separate return tax liability, the Member that generated the carryforward shall not be compensated for the item. If a Member ceases to be a Member of the SFER Group prior to the Member's or its Parent's use of a carryforward, the Member shall not be entitled to compensation for the carryforward regardless of whether the item was used by any other Member of the SFER Group.

                    Article 4 - Adjustments for Limitations

                 4.1 The adjustment to separate return tax liability specified in Article 2.2(e) shall be determined as provided in this Article.

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                 4.2      If any item generated in the current year and
utilized on a separate return basis in the current year by a Parent's Subsidiary (regardless of whether the item was generated by the Subsidiary itself or a Member of the Subsidiary's Subgroup) cannot be used by the Parent either currently in the Parent's computation of its separate return tax liability or as a carryback pursuant to Article 6, the Subsidiary's separate return tax liability shall be increased by the adjustment specified in Article 4.3.

                 4.3 The adjustment referred to in Article 4.2 shall equal the increase in the Subsidiary's separate return tax liability that would arise if the item on the Subsidiary's return were reduced by the amount not usable by the Parent that would be allocable to the Subsidiary and Members of its Subgroup under the principles of the Code and the Regulations. That is, in most cases, the unused item would be allocated between the Parent and its Subsidiaries according to the relative proportion of the total of such items generated by the Parent and each Subsidiary's Subgroup. Where the Code does not provide a method of allocating such item, the allocation method shall be determined by the Tax Officer. The amount reallocated to the Subsidiary shall not be allowed as a carryforward to the Subsidiary.

                 4.4 After an adjustment is made under Article 4.2 to any Subsidiary, such Subsidiary shall then make a similar adjustment with respect to its Subsidiaries under the principles of this Article. If such adjustment is made, the Subsidiary shall promptly compensate its Subsidiaries when it receives a benefit from its Parent under Article 4.5 upon the Parent's use of the item as a carryforward.

                 4.5 When a Parent uses an item referred to in Article 4.2 as a carryforward, the Subsidiary's separate return tax liability for the carryforward year shall be reduced by the separate return tax savings realized by the Parent. If such reduction exceeds the Subsidiary's separate return tax liability before the reduction, the difference shall be paid by the Parent to the Subsidiary at the time specified in Article 2.3. If a Member ceases to be a Member of the SFER Group prior to its Parent's use of an item covered by this Article, the Member shall not be entitled to compensation for such item regardless of whether the item was used by any other Member of the SFER Group.

                       Article 5 - Estimated Tax Payments

                 5.1 Each Member shall pay to its Parent quarterly installments of estimated tax. The amount of such payments for the first, second, third and fourth installments shall cumulatively equal 25 percent, 50 percent, 75 percent and 100 percent, respectively, of the estimated full-year separate return tax liability (including the minimum tax and environmental tax), as adjusted under Article 5.2. Settlement for such payment shall be made on or before, or as soon as practicable after, the due date of the applicable estimated tax payment to be paid by SFER.

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                 5.2      The computation of separate return tax liability for
purposes of Article 5.1 shall be based on the most recent update of the current year profit plan. The following additional adjustments to separate return tax liability shall be made for estimated tax purposes:

                 (a) Carryforwards of credits (except the minimum tax credit), losses, and deductions and currently generated credits shall be taken into account only to the extent permitted by the Member's Parent according to the Parent's estimate as to the amount of such credits that were previously utilized or will be utilized by the Parent in computing its separate return tax liability, or, where SFER is the Parent, according to SFER's estimate as to the amount of such credits that were previously utilized or will be utilized on a consolidated basis in the current year; and

                 (b) Other adjustments specified by the Tax Officer shall be taken into account.

                 5.3 Interest and penalties imposed on the SFER Group as a result of the underpayment of estimated tax shall be allocated to the Members to which the underpayment is attributable and shall be paid to SFER by such Members. For purposes of all such allocations of interest and underpayment penalties, the Chief Financial Officer of SFER shall determine to which Member or Members the underpayment is attributable. Such determination of the Chief Financial Officer shall be final. A payment of such interest and penalties shall not be considered a payment of estimated tax.

                             Article 6 - Carrybacks

                 6.1 Any item that (a) cannot be used by a Member in computing separate return tax liability for the year in which the item is generated but (b) can be carried back by the Member on a separate return basis, shall be treated for purposes of this Agreement as provided in this Article.

                 6.2 If the item referred to in Article 6.1 is actually carried back to a previous year (e.g., if Form 1139 or 1120X is filed with the Internal Revenue Service), whether the return was filed by the SFER Group, the common Parent of the affiliated group of which the Member was an includible corporation in such previous year, or the Member itself, the item shall not be used by any Member of the SFER Group in computing separate return tax liability. The Member that generated the item shall be entitled to any refund (including interest) received by any Member of the SFER Group from the Internal Revenue Service as a result of the carryback. If the item results in a refund to a corporation that is not a party to this Agreement, the right of the Member that generated the carryback to receive such refund shall depend on the Member's tax allocation or other agreement with the refund recipient.

                 6.3 If the item referred to in Article 6.1 is not actually carried back, the Member shall be entitled to receive from its Parent the reduction in the Parent's separate return tax liability resulting from the current use of the item or the future use of the item as a carryforward. The

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payment for this item shall be made at the time specified in Article 2.3 for the year in which the item is used by the Member's Parent in computing separate return tax liability.

                            Article 7 - Adjustments

                 7.1 If any adjustment in consolidated tax liability is made as a result of an audit by the Internal Revenue Service, the granting of a claim for refund, a final decision by a court, the carryback or carryforward of a loss, deduction or credit or any other similar circumstance, the tax refund or liability resulting therefrom shall be allocated in accordance with the principles of this Agreement as if such adjustments had been taken into account in the year to which they relate.

                 7.2 Any interest and penalties paid by SFER with respect to the adjustments referred to above shall be allocated at or near the time of payment to the Members that generated the items giving rise to the adjustments. In the case of penalties and other items that are computed by reference to a consolidated deficiency (e.g., the negligence penalty imposed under section 6653 of the Code), the Chief Financial Officer of SFER, upon the advice of the Tax Officer, shall have authority to allocate all or part of the liability for such item (including the interest thereon) to the Member or Members whose action or inaction resulted in the imposition of the penalty or similar item.

                 7.3 Interest received by SFER with respect to such adjustments shall be allocated to its appropriate Subsidiaries according to the principles of this Agreement and shall be paid by SFER to its Subsidiaries and by such Subsidiaries to their Subsidiaries and so on only after the underlying items could properly have been used by the Subsidiaries in computing their respective separate return tax liabilities.

                 7.4 The allocations under Articles 7.2 and 7.3 shall, when appropriate, take into account the offsetting effects of positive and negative adjustments. For example, if a $100 deficiency attributable to one Member is offset by a $60 overpayment of another Member so that the SFER Group pays interest only on a net $40 deficiency, the interest paid by the deficiency Member under Article 7.2 shall be based on a deficiency of $100 and an interest receipt based on an overpayment of $60 shall be allocated to the overpayment Member under Article 7.3. The Tax Officer of SFER shall determine when it is appropriate to make such offsetting adjustments for interest paid and received.

                 7.5 (a) Any direct out-of-pocket expenses (e.g., travel expenses, attorneys' fees, experts' fees, etc.) incurred by the SFER Group in connection with proposed or actual adjustments of the type contemplated in this Article; and (b) that portion of the SFER Group's legal, accounting, secretarial, bookkeeping, data processing, salaries, fees and all other expenses allocable to such proposed or actual adjustments or otherwise incurred by the SFER Group in connection with such proposed or actual adjustments shall be borne by the Members to which the adjustments relate. SFER shall determine the expenses that are allocable to such proposed or actual adjustments in any reasonable manner determined by SFER in its sole discretion. In cases where such expenses relate to more than one

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Member, the Chief Financial Officer of SFER shall determine how such expenses shall be allocated to the appropriate Members.

                       Article 8 - State and Local Taxes

                 8.1      SEPARATE RETURNS.

                 A. Responsibility. After consultation with SFER and the senior tax officer of SFER ("Tax Officer") Monterey and each Monterey Subsidiary shall be solely responsible for the preparation of all Separate Returns and the payment of all Separate Taxes. Accordingly, Monterey or the appropriate Monterey Subsidiary shall be entitled to the benefit of all refunds of such Separate Taxes, and SFER shall not have any obligations with respect to such Separate Taxes.

                 B.       Consultation.   Monterey or the appropriate Monterey
Subsidiary shall provide SFER with all information necessary to keep SFER apprised of all matters pertaining to the Separate Returns of the Monterey Companies and shall consult with SFER and keep SFER fully advised as to the resolution of disputes with taxing authorities concerning such Separate Taxes, including any matters relating to audits in connection with Separate Returns of the Monterey Companies. The decision of the Tax Officer will be determinative of any position the Monterey Companies takes with respect to matters affecting such returns as well as any audits thereof.

                 8.2      SFER COMBINED RETURNS.

                 A. Payment to SFER. For each year in which any Monterey Company is included in any SFER Combined Return, each Monterey Company included in such return shall pay to SFER an amount equal to the Separate Taxes that would have been incurred by such Monterey Company if it had filed a Separate Return with respect to such jurisdiction less any payments theretofore made pursuant to paragraph B hereof.

                 B. Estimated Payments. Each Monterey Company shall pay to SFER quarterly installments of the amounts estimated to be due SFER pursuant to paragraph A of Article 8.2. Such estimated payments shall be determined on such basis and made at such times as SFER and Monterey may mutually agree or, absent such agreement, as if the Monterey Companies were filing Separate Returns in the applicable jurisdictions.

                 C. Adjustments. If, as a result of the adjustment of the separate taxable income of a Monterey Company, the amount due SFER by such Monterey Company included in such return shall be redetermined, such Monterey Company shall remit to SFER or SFER shall refund to such Monterey Company the amount of the resulting underpayment or overpayment, as the case may be, together with interest at the statutory rate provided by the jurisdiction in which such adjustment arose.

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                 D.       Utilization of Losses.  No Monterey Companies shall
be entitled to reimbursement from SFER for any losses or credits which are includable in an SFER Combined Return unless such losses or credits result in a "current benefit" to SFER or any SFER Company, in which case such Monterey Company shall be entitled to receive from SFER the amount of such benefit. For the purposes hereof, a "current benefit" shall be the difference in the SFER Combined Tax determined with and without utilization of the loss or credit attributable to the affected Monterey Company.

                 8.3 Termination. The provisions of this Article 8 shall terminate as to a Monterey Company with respect to each jurisdiction upon such corporation's ceasing to be eligible for inclusion in the SFER Combined Return for such jurisdiction, but shall continue to apply with respect to any period in which the income of such Monterey Company is included in the SFER Combined Return. SFER and the terminating Monterey Company shall be liable for the payments, adjustments and reimbursements required under Article 8.2 with respect to such periods.

                       Article 9- Indemnification by SFER

               9.1 Provided that each Monterey Company has paid its Separate Return Tax Liability pursuant to Article 2 (after taking into account any adjustments thereto pursuant to Article 7), its Separate Taxes pursuant to
Section 8.1 hereof, and its share of combined return state and local tax liabilities pursuant to Section 8.2, hereof, SFER shall indemnify and hold harmless each Monterey Company against any of the following items to the extent not attributable to the Monterey Company under the principles of this agreement:
(i) any and all income and franchise tax liabilities (including without limitation, any joint and severable liability for taxes of SFER or any other member of the SFER Group pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state or local tax law), (ii) any interest and penalties with respect thereto, (iii) any liabilities arising under any tax sharing agreements or arrangements that SFER or any member of the SFER Group may have with Santa Fe Pacific Corporation, and (iv) any and all costs, expenses or fees incurred in connection with the assessment or collection of such taxes, interest or penalties.

                      Article 10 - Miscellaneous Provisions

                10.1 Each Member shall be required to make tax elections and adopt tax provisions adopted or prescribed by SFER.

                10.2 It is understood and acknowledged that, in accordance with Treas. Reg. Section 1.1502-77, SFER will be the agent for all Members of the SFER Group with respect to all matters referred to therein and SFER has the power, without the consent of any Member, to exercise the authority with respect to the matters set forth therein, including, without limitation, making or revoking any elections. SFER shall have authority to compromise or concede any tax issues for any consolidated return year. In addition, it is acknowledged and agreed that SFER has the power and authority to make all decisions and take any actions with respect to all matters affecting Separate Returns or Combined Returns or any other matter affecting state or local taxes. Notwithstanding

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anything in this Agreement to the contrary, SFER's control of any contest or proceeding involving any issue or adjustment (a "Monterey Issue") that could affect the liability of Monterey or any Monterey Company under this Agreement shall be subject to the following terms: (i) SFER will diligently and reasonably contest each Monterey Issue, without regard to the indemnification provided herein, and not settle, compromise or concede any Monterey Issues, unless the aggregate amounts for which Monterey would be liable to SFER under this Agreement as a result of all such concessions, settlements or compromises for the particular tax year does not exceed $100,000; and (ii) SFER will consult with Monterey as to the conduct of the contest of each Monterey Issue, will provide Monterey with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the contest of each Monterey Issue and will arrange for a representative of Monterey to be present at (but not to participate in) all meetings with the relevant taxing authorities and all hearings before any court.

                10.3 If for any reason the application of this Agreement results in an inequitable and unintended allocation (e.g., if a Parent that realizes a benefit from an item generated by a Subsidiary in one year is not the same Parent that realizes the detriment when the item is used by the Subsidiary in a different year), the Tax Officer shall have the authority to reallocate items to eliminate or reduce the inequity, provided such reallocation is based on the principles of this Agreement.

                10.4 If a Member ceases to be a Member of the SFER Group, this Agreement shall apply with respect to any period in which the income of the terminating Member is included in the SFER consolidated federal income tax return. The terminating Member shall remain liable to SFER for payments required under this Agreement, including, but not limited to, payments of tax and estimated tax for periods in which the Member's income is included in the SFER consolidated return and payments attributable to adjustments referred to in
Article 7.1 and to interest and penalties referred to in Articles 5.3 and 7.2. Additionally, the terminating Member shall cooperate and provide reasonable access to books, records and other information needed in connection with audits, administrative proceedings, litigation and other similar matters related to periods in which the Member was a Member of the SFER Group. A Member that ceases to be a Member of the SFER Group shall not be entitled to any compensation or reimbursement with respect to any tax refund, benefit or other similar item realized by the SFER Group after the Member leaves the SFER Group or with respect to any carryforward not used by the Member or its Parent prior to the Member leaving the SFER Group. Federal income taxes will be calculated for the taxable period of termination on the basis of allocations made in accordance with Treasury Regulation Section 1.1502-76(b)(2)(i) or (ii), as SFER determines. State or local taxes will be calculated for such period using such reasonable method as will be determined by SFER.

                10.5 If a Member acquires the assets of another Member in a transaction described in section 381(a) of the Code, the acquiring Member shall succeed to and assume all rights and liabilities of the acquired Member under this Agreement.

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                10.6      If any Member of the SFER Group has items of loss,
deduction or credit which are to be carried back from a taxable year for which such Member is not included in a consolidated return filed by SFER to a consolidated return year for which it was so included, such Member shall promptly inform SFER of the carryback and assist SFER in filing a proper and timely claim for any refund which may be available in respect of such items.

                10.7 Each Member shall use the computer software, methods and procedures designated by SFER for purposes of tax record maintenance and tax return preparation.

                10.8 SFER shall have authority to amend this Agreement through a collateral agreement with any Member to take into account any special facts and circumstances of such Member. The collateral agreement shall be effective upon execution by all affected parties and need not be executed by Members whose rights and liabilities under this Agreement are not affected by the collateral agreement. Any such amendment (other than any amendment in the Agreement Concerning Taxes And Tax Indemnification Upon Spin-off) shall be consistent with the principles of this Agreement.

                10.9 This Agreement may be unilaterally amended by SFER in response to legislative or regulatory changes in the tax law, provided that any such amendment is consistent with the overall general principles of this Agreement.

                10.10 Any matter not specifically covered by this Agreement shall be handled in the manner determined by SFER in accordance with the general principles of this Agreement. Any dispute concerning the interpretation of this Agreement shall be settled by the Chief Executive Officer, Chief Financial Officer and Tax Officer of SFER.

                10.11 Any Member of the SFER Group may, in lieu of signing and executing this Agreement, become a party to this Agreement by resolution of its Board of Directors accepting the provisions of this Agreement.

                10.12 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                10.13 This Agreement shall be binding upon and inure to the benefit of any successor to the parties hereto as if such successor had been a party to this Agreement; provided, nothing in this Agreement is intended to confer any rights or impose any obligations on any third parties.

                10.14 This Agreement shall be governed by the laws of the State of Texas and shall be construed in accordance with such laws.

               Article 11 - Effective Date and Transitional Rules

                 11.1 This Agreement shall become effective with respect to the consolidated return year beginning January 1, 1996. Estimated tax payments made by a Member for such year prior to the execution of this Agreement shall be treated in the same manner as payments made pursuant to Article 5. The termination of this Agreement shall not relieve any party of any obligation arising hereunder.

                 11.2 This Agreement supersedes all previous tax allocation agreements between SFER and the Members of its affiliated group, and other federal income tax allocation agreements or arrangements between the parties to this Agreement. Any unused carryovers from years subject to such other agreements shall be allowed or taken into account only as provided in this Agreement.

         IN WITNESS WHEREOF, the, parties hereto have caused this Agreement to be duly executed and attested.


                                       SANTA FE ENERGY RESOURCES, INC.

                                       By /s/ JAMES L. PAYNE
                                              President


                                       MONTEREY RESOURCES, INC.

                                       By /s/ R. GRAHAM WHALING
                                              Chief Executive Officer


                                       SANTA FE ENERGY COMPANY OF ARGENTINA

                                       By /s/ JAMES L. PAYNE
                                              President

                                      SANTA FE ENERGY RESOURCES (DELAWARE) LTD.

                                       By /s/ JAMES L. PAYNE
                                              President


                                       ADOBE OFFSHORE PIPELINE COMPANY

                                       By /s/ JAMES L. PAYNE
                                              President


                                       SANTA FE PACIFIC FUELS COMPANY

                                       By /s/ JAMES L. PAYNE
                                              President


                                       SANTA FE ENERGY RESOURCES OF BOLIVIA,INC.

                                       By /s/ JAMES L. PAYNE
                                              President


                                       SECURITY PURCHASING, INC.

                                       By /s/ JAMES L. PAYNE
                                              President

                                       GULF COAST AMERICAN CORPORATION

                                       By /s/ JAMES L. PAYNE
                                              President

                                      -15-